Exhibit 99.1

Press Release	Source: BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. Announces Repayment of Outstanding Loan

Tuesday February 5, 11:29 pm ET

LYNBROOK, N.Y., Feb. 5 /PRNewswire-FirstCall/ -- BioSpecifics Technologies Corp. (OTC Bulletin Board: BSTC - News) announced today that it has received full repayment of the loan owed to it by its former CEO, Edwin H. Wegman, who passed away in February, 2007.  The Estate of Edwin H. Wegman repaid the loan amount plus accrued interest on February 1, 2008 through the sale of 344,114 shares of BioSpecifics' common stock to certain private investors.  The Estate sold the stock at the then market price of $12.00 per share. BioSpecifics received a total amount of $1,269,458 from the Estate's sale, which includes the loan amount owed of $1,116,558 and $152,900 for payment of the exercise of options by the Estate.

Listing on OTC Bulletin Board

Effective January 29, 2008 BioSpecifics obtained a listing on the OTC Bulletin Board Exchange.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed and licensed injectable collagenase for three clinical indications.  We have a development and licensing agreement with Auxilium Pharmaceuticals (www.auxilium.com) for clinical indications in Dupuytren's disease, Peyronie's disease and frozen shoulder (adhesive capsulitis).

BioSpecifics web site is:

http://www.biospecifics.com